Exhibit 1A-11A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment Number 2 to the Registration Statement of NeurMedix, Inc. on Form 1-A of our report dated April 25, 2017, except for the second paragraph of Note 1, as to which the date is September 27, 2017, on our audits of the financial statements as of December 31, 2015 and 2016 and for each of the years then ended, which report is included in this Registration Statement to be filed on or about September 29, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form 1-A.

/s/ EisnerAmper LLP

San Francisco, California

September 28, 2017